Exhibit 99.1

295 Woodcliff Drive, Suite 202, Fairport, New York 14450

CONTACT:	Investors and Media: Felix Veksler
Vice President, Investor Relations
ir@monro.com

FOR IMMEDIATE RELEASE

MONRO, INC. DECLARES QUARTERLY CASH DIVIDEND

FAIRPORT, N.Y. – August 13, 2025 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that its Board of Directors has declared a quarterly cash dividend of $.28 per share on the Company’s outstanding shares of common stock, including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. The dividend is payable on September 9, 2025 to shareholders at the close of business on August 26, 2025.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a focus on sustainable growth, the Company generated approximately $1.2 billion in sales in fiscal 2025. Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Source: Monro, Inc.

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